Exhibit 8a

                                FOLEY & LARDNER
                                ATTORNEYS AT LAW


CHICAGO                      POST OFFICE BOX 1497                     SACRAMENTO
DENVER                  MADISON, WISCONSIN 53701-1497                  SAN DIEGO
JACKSONVILLE                150 EAST GILMAN STREET                 SAN FRANCISCO
LOS ANGELES             MADISON, WISCONSIN 53703-1495                TALLAHASSEE
MADISON                   TELEPHONE: (608) 257-5035                        TAMPA
MILWAUKEE                 FACSIMILE: (608) 258-4258             WASHINGTON, D.C.
ORLANDO                                                          WEST PALM BEACH



                                 August 28, 2000


WPS Resources Corporation
700 North Adams Street
Green Bay, WI  54305


Ladies and Gentlemen:

       You have requested our opinion as to the material federal income tax consequences of the proposed merger of Wisconsin Fuel and Light Company ("WF&L") with and into a wholly-owned subsidiary of WPS Resources Corporation ("WPS Resources"), as more completely described below and in the Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Joint Proxy Statement/Prospectus.

       A. Statement of Facts.

       WPS Resources is a Wisconsin corporation established as the holding company for Wisconsin Public Service Corporation ("WPSC") and certain nonutility subsidiaries. As of July 31, 2000, the outstanding shares of WPS Resources capital stock consisted of 26,485,592 shares of Common Stock, $1.00 par value per share. Such shares are widely held and publicly traded.

       WPSC is a Wisconsin corporation which serves electric retail customers and gas retail customers in Northeastern Wisconsin and Upper Michigan. Additionally, WPSC provides wholesale full or partial requirements electric service, either directly or indirectly, to 12 municipal utilities, three Rural Electrification Administration financed electric cooperatives, and a privately-held utility. As of July 31, 2000, the outstanding shares of WPSC capital stock consisted of 23,896,962 shares of Common Stock, $4.00 par value per share, and 511,882 shares of Preferred Stock, $100 par value per share. WPSC is a wholly-owned subsidiary of WPS Resources.

       WF&L Acquisition Corp. ("WF&L Acquisition") is a special purpose wholly-owned subsidiary of WPS Resources organized to be the surviving corporation in the merger if

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Foley & Lardner
WPS Resources Corporation
August 28, 2000
Page 2


WPSC cannot itself be the surviving corporation. As of July 31,2000, the outstanding shares of WF&L Acquisition capital stock consisted of 1,000 shares of Common Stock, $1.00 par value per share.

       WF&L is a Wisconsin corporation which is a regulated utility engaged in the distribution of natural gas to a diversified base of residential, commercial and industrial customers primarily in the communities of Manitowoc and Wausau, Wisconsin. As of July 31, 2000, its outstanding shares consisted of 1,019,620 shares of Common Stock, $10 par value per share, and 20,000 shares of Preferred Stock, $100 par value per share. Such shares are widely held and publicly traded.

       The Agreement and Plan of Merger between WPS Resources, WPSC, WF&L Acquisition, and WF&L (the "Merger Agreement") provides for the merger of WF&L with and into a wholly-owned subsidiary of WPS Resources, either WPSC or WF&L Acquisition, in accordance with the laws of the State of Wisconsin, with WPSC or WF&L Acquisition being the surviving corporation. Pursuant to the Merger Agreement, each outstanding share of WF&L Common Stock will be converted into the right to receive 1.73 shares of WPS Resources Common Stock (this ratio subject to adjustment based on the average stock price of WPS Resources Common Stock in a ten day trading period shortly before the closing of the Merger), with any fractional share of WPS Resources Common Stock resulting from such conversion being converted to cash. Each outstanding share of WF&L Preferred Stock will be converted into the right to receive $103 in cash plus any accrued and unpaid dividends including a pro-rata portion of the dividend accrued from the last dividend payment date to the date of the Merger.

       B. Representations.

       The description in the Joint Proxy Statement/Prospectus with respect to WPS Resources, WPSC and WF&L Acquisition under the headings "Material Federal Income Tax Consequences" and our opinion as stated herein are based upon and subject to:

       1. The Merger being effected in the manner described in the Joint Proxy Statement/Prospectus.

       2. The accuracy and completeness of the statements concerning the Merger set forth in the Joint Proxy Statement/Prospectus.

       C. Opinions.

       Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

       1. The Merger will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code. WPS Resources, either WPSC or WF&L Acquisition and


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Foley & Lardner
WPS Resources Corporation
August 28, 2000
Page 3


WF&L will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

       2. No gain or loss will be recognized by WPS Resources, WPSC or WF&L Acquistion pursuant to the Merger.

       3. No gain or loss will be recognized by the shareholders of WPS Resources upon consummation of the Merger and the tax basis and holding period of their WPS Resources Common Stock will not change.

       4. No gain or loss will be recognized by the shareholders of WPSC upon the consummation of the Merger, and the tax basis and holding period of their WPSC Common Stock and WPSC Preferred Stock will not change.

       5. No gain or loss will be recognized by the shareholders of WF&L Acquisition upon the consummation of the Merger, and the tax basis and holding period of their WF&L Acquisition Common Stock will not change.

       6. The payment of cash to a holder of WPSC Preferred Stock who asserts and perfects dissenters' rights under the Wisconsin Business Corporation Law will be treated as if such stock was redeemed by WPSC. The dissenting shareholder will recognize gain or loss equal to the difference between (i) the cash payment (excluding any accrued interest paid), and (ii) the dissenting shareholder's basis in the WPSC Preferred Stock being surrendered. This gain or loss will be capital gain or loss provided such stock is held as a capital asset at the effective time of the redemption. Any accrued interest paid to the dissenting shareholder as part of the cash payment shall be taxable as ordinary income.

       D. Limitations

       We express no opinion on the following matters:

       1. The tax treatment of the Merger under other provisions of the Code and the regulations thereunder;

       2. The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein; or

       3. The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

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Foley & Lardner
WPS Resources Corporation
August 28, 2000
Page 4

       We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Material Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus that constitutes part of the Registration Statement.

                                            Very truly yours,

                                            /s/  Foley & Lardner

                                            FOLEY & LARDNER